EXHIBIT 99.1

Vertical Branding, Inc. Announces Second Quarter Financial Results

Q2 Revenues Increase 11.3% Year over Year to $9.6 Million

Adjusted EBITDA of Nearly $0.3 Million Reflects Significant Sequential Quarterly Improvement on Increased Revenues and Reduced Operating Expenses

LOS ANGELES--(BUSINESS WIRE)--Vertical Branding, Inc. (OTCBB: VBDG - News) announced second quarter financial results today, including a return to year-over-year revenue growth and positive Adjusted EBITDA.

The Company reported revenues of approximately $9.6 million for the quarter ended June 30, 2008, an 11.3% increase over revenues for the second quarter of fiscal year 2007. The Company’s second-quarter net loss totaled approximately $0.4 million, or $0.01 cent per share, compared to break-even, or $0.00 cents per share, for the same period of the prior year. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for Q2 2008 totaled approximately $0.3 million, versus adjusted EBITDA of roughly $0.9 million in the second quarter of 2007. Adjusted EBITDA, in addition to the items listed above, takes into account the effect of non-cash stock-based compensation and certain non-recurring charges, and is reconciled to net income in the table below.

On a sequential quarterly basis, Vertical Branding’s revenues increased by $1.3 million, or 15.7%, over first quarter 2008 revenues of $8.3 million. Net loss narrowed by approximately $1.2 million in the second quarter, and Adjusted EBITDA improved by approximately $0.7 million over Q1 2008, as a result of increased revenues and effective control of operating expenses.

“In my first quarter as Chief Financial Officer of Vertical Branding, I am pleased to announce results that reflect significant improvement over the course of the first half of 2008 and that are more in line with the momentum achieved by the Company prior to the fourth quarter of 2007,” said Dan McCleerey. “Second quarter results show improvement to our top and bottom line numbers, and we were able to deliver almost 50% of our $1.3 million increase in revenues over Q1 straight to the bottom line through cost-cutting initiatives and greatly improved operating efficiencies. We expect to continue such efforts going forward, which, combined with further increases in sales targeted in the second half of 2008, should produce continuing improvements to our financial and operating results.”

Revenues for the six months ended June 30, 2008, were approximately $17.9 million, a 17% decrease compared to $21.4 million in the corresponding period of fiscal year 2007. The year-over-year decline in six-month revenues is partially attributable to a change in the Company’s marketing strategies undertaken in mid-2007, resulting in lower direct-to-consumer sales in all subsequent quarters. In addition, the first quarter of fiscal 2007 included initial retail distribution shipments, also known as “store seeding,” of the Company’s popular Hercules Hook product, having the effect of a spike in revenues at the time of seeding with ongoing replenishment orders more evenly distributed over the product lifecycle.

For the six months ended June 30, 2008, the Company’s net loss totaled $2.0 million, or $0.07 cents per share, compared with net income of $0.4 million, or $0.02 cents per share, in the corresponding prior-year period. Adjusted EBITDA for the first six months of 2008 totaled a negative $0.1 million, versus Adjusted EBITDA of $2.2 million in the corresponding period of 2007. Results for the six months ended June 30, 2008, were negatively impacted by nearly $0.3 million of costs in excess of normal business expenses arising out of the 2007 bankruptcy of a warehouse and fulfillment vendor, the write-down of an intangible infomercial asset, and executive severance, $0.1 million of which is included in non-cash stock-based compensation in the reconciliation table below.

"In addition to improving financial performance, our second quarter included important advances and developments in our business that we expect will be more fully realized in the time to come,” commented Nancy Duitch, CEO of Vertical Branding, Inc. “In particular, our initiative to partner with our retailers by serving as category leader is producing strong results, with ongoing addition of premier retail accounts to this growing program that the Company has not previously sold. We have also made a good start with our new Econology Advantage Division and are excited to begin rolling out eco-friendly products with compelling value propositions at recession-resistant price points in the very near term. Finally, I believe that we will continue to derive great benefit from the addition of Dan McCleerey to our executive roster and from the particular skill set and contributions he and his team are bringing to our business.”

Ms. Duitch concluded, “We are pleased with our product pipeline, greater internal efficiencies and our strategic shift to an 80% wholesale revenue mix as we move into the second half of 2008. However, in consideration of potential limitations on production capacity and timing as well as the potential effects of the macroeconomic environment, we are widening the range of our revenue forecast for fiscal 2008 to a revised range of $44 million to $50 million.”

Table reconciling EBITDA to GAAP (dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss) for the period	$(372)	$38	$(1,944)	$530
Interest expense, net	245	333	469	687
Provision for income taxes	4	6	9	25
Depreciation and amortization	315	354	634	627
Other charges	-	-	278	-
Non-cash stock based compensation	101	118	292	280
Executive severance	-	-	160	-
Loss from discontinued operations	-	3	-	30
Adjusted EBITDA	$293	$852	$(102)	$2,179

Conference call and webcast information

Management of Vertical Branding will hold a conference call on Thursday, August 14, 2008, at 4:30 p.m. ET (1:30 p.m. PT), to discuss financial results for the quarter and six-month period ended June 30, 2008.

To participate in the event, please dial in as follows ten to fifteen minutes in advance to allow time for registration: dial 800-762-8973 if calling from within the United States; international callers should dial 480-629-1990. Please provide the passcode 3910885.

A link to a webcast archive of the event will also be available on the Company’s web site at http://www.verticalbranding.com for a period of ninety (90) days.

Use of Non-GAAP Financial Measures

Adjusted EBITDA as cited in this press release is a non-GAAP measure that is defined as net income or loss excluding the effects of interest, income taxes, depreciation and amortization expenses, non-cash stock-based compensation and certain non-recurring items.

Adjusted EBITDA as defined above may not be similar to non-GAAP income measures used by other companies. The company believes that Adjusted EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments, interest on debt and capital lease obligations, and non-cash compensation expense that management does not believe are reflective of the underlying performance of the Company’s business operations. Management uses Adjusted EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds Adjusted EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses Adjusted EBITDA in conjunction with GAAP earnings measures. The Company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

About Vertical Branding, Inc.

Vertical Branding is a consumer products company selling high-quality household, beauty and personal care products at affordable prices. The Company builds consumer awareness for its products and brands through direct response television, Internet and print advertising, with the goal of broader wholesale distribution to many of the country's largest retailers and drug chains as well as catalogs, home shopping channels and international distributors. Vertical Branding develops its own proprietary products and brands and licenses the rights to other select products that pass its rigorous screening process. The Company's hottest-selling products and brands currently include MyPlace, SteamBuddy, Hercules Hook, ZorbEEZ, EZ Foldz Step Stool and Extreme Beam.

Information Regarding Forward-Looking Statements

The information in this news release includes forecasts and predictions about future results and events, or “forward-looking statements,” often identifiable by use of words like "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" and similar expressions. Such statements reflect the current view of Vertical Branding with respect to the matters discussed and are subject to and qualified by various risks, uncertainties, assumptions and other factors that could cause actual results or events to differ materially from those forecasted or predicted. A number of such risks and uncertainties are described in Vertical Branding’s periodic reports filed with the Securities and Exchange Commission in the section of such reports entitled "Risk Factors." These include risks and uncertainties relating to the general industry in which the company operates, company operations, the company’s ability to adequately finance the operation and growth of its business, the company’s dependence upon third parties to supply products and fulfill customer orders, dependence upon major retail chains for sale of products, the company’s ability to develop and market new products, its ability to protect intellectual property associated with its products and otherwise maintain competitive advantages, and volatility and uncertainty related to trading on the OTC Bulletin Board, penny stock rules and changes in government regulations. Other risk and uncertainties that are unknown or currently believed to be immaterial could also cause future results or events to differ materially from those forecasted or anticipated. Although Vertical Branding believes that the expectations reflected in the forward looking statements are reasonable, Vertical Branding cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Vertical Branding does not intend to update any of the forward-looking statements to conform these statements to actual results. The foregoing discussion should be read in conjunction with Vertical Branding's reports filed with the Securities and Exchange Commission.

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share amounts and per-share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues
Consumer products	$9,404	$8,437	$17,525	$21,102
Real estate activities	179	174	326	324
Total revenues	9,583	8,611	17,851	21,426
Cost of sales	5,030	2,698	8,440	6,683
Gross profit	4,553	5,913	9,411	14,743

Operating expenses
Selling	2,699	3,509	6,624	9,638
General and administrative	1,699	1,707	3,709	3,315
Depreciation and amortization	315	354	634	627
Total operating expenses	4,713	5,570	10,967	13,580

(Loss) income from operations	(160)	343	(1,556)	1,163

Other income (expense):
Interest expense, net	(245)	(333)	(469)	(687)
Minority interest	37	34	90	79
(Loss) income from operations before provision
for income taxes	(368)	44	(1,935)	555
Provision for income taxes	4	6	9	25
Net (loss) income	(372)	38	(1,944)	530
Preferred stock dividends	46	50	91	103
Net (loss) income applicable to common stockholders	$(418)	$(12)	$(2,035)	$427

Basic and diluted (loss) earnings per common share	$(0.01)	$(0.00)	$(0.07)	$0.02

Weighted average shares used in computation
of basic (loss) earnings per common share	29,378,000	22,003,000	29,484,000	21,844,000

Weighted average shares used in computation
of diluted (loss) earnings per common share	29,378,000	22,003,000	29,484,000	23,319,000

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$475	$30
Accounts receivable, net	5,524	3,387
Inventories	2,384	3,182
Other current assets	999	1,490
Total current assets	9,382	8,089
Office building, net	3,901	3,987
Other assets	4,769	5,071
Total assets	$18,052	$17,147

Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$4,037	$1,651
Current portion of long-term debt	2,858	1,540
Accounts payable, accrued expenses and other current liabilities	4,932	4,654
Total current liabilities	11,827	7,845
Long-term debt	3,137	4,451
Total liabilities	14,964	12,296
Minority voting interest in subsidiary	487	528
Stockholders’ Equity	2,601	4,323
Total Liabilities and Stockholders’ Equity	$18,052	$17,147

Contact:

CCG Investor Relations and Strategic Communications

Sean Collins, Senior Partner

310-477-9800 ext. 202

www.ccgir.com